Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined below), by and between: Hadasit Medical Research Services and Development Ltd. (“Hadasit”), whose address, for the purposes hereof, is P.O. Box 12000, Jerusalem 9112001;
Professor Dana Wolf ( “Prof. Wolf”), whose address, for the purposes hereof, is care of Hadasit; and Artemis Therapeutics Inc. (the “Company”), whose address, for the purposes hereof, is 1633 Broadway, New York, NY 10019  (each a “Party” and collectively, the “Parties”) ( Prof. Wolf is also referred to herein as a “Consultant”).

WHEREAS,          Hadasit is a wholly owned subsidiary of Hadassah Medical Organization (“HMO”), and is authorized to enter this Agreement and to utilize HMO’s facilities, employees and agents for purpose of this Agreement, and the Consultant is an employee of HMO;

WHEREAS,          Hadasit and the Company are parties to a License Agreement dated May 31, 2016 (the “License Agreement”) and shall be parties to a Sponsored Research Agreement as provided thereunder   as well as additional Sponsored Research Agreement as provided thereunder as may be entered into from time to time (collectively, the “Research Agreements”), pursuant to which Company licenses certain technology and intellectual property invented by the Consultant and shall fund research at the Consultant’s laboratory  under her direction and supervision;

WHEREAS,          the Company is interested in receiving and Hadasit desires to make Prof. Wolf available to serve as the Company’s Chief Scientific Officer and as a member of its Scientific Advisory Board (“SAB”).

NOW, THEREFORE, the Parties agree as follows:

1          EFFECTIVE DATE; SCOPE OF SERVICES

1.1          The “Effective Date” of this Agreement is the “Effective Date” in terms of the License Agreement.

1.2          In her capacity as Consultant, Prof. Wolf will participate in SAB meetings and oversee research and development activities of the Company with respect, inter alia, to the intellectual property licensed from Hadasit under the License Agreement outside the laboratories of HMO (the “Services”).  The Consultant undertakes that in no event shall the Consultant: (a) perform research for or on behalf of the Company, whether at the Company, at HMO or any other location, except as may be agreed by Hadasit and the Company pursuant to the Sponsored Research Agreement executed between Hadasit and the Company contemporaneously with this Agreement; and (b) use any of the resources, personnel or facilities of HMO in the provision of the Services.

1.3          During the Term (as defined below), Hadasit shall make Prof. Wolf available to perform the Services in the scope as set forth herein. The Company acknowledges that the Services rendered to the Company under this Agreement are supplementary to the Consultant’s duties as an active physician at HMO.

1.4          The average total workload of the Services rendered by Prof. Wolf herein shall not exceed 15 hours per month unless otherwise agreed between the Parties in writing.

1.5          The Consultant shall professionally and diligently perform the Services. Without derogating from the Company’s responsibilities hereunder, any amendment to the scope of the Services shall require the written consent of all of the Parties.

1.6          The Consultant undertakes not to knowingly utilize or exploit any proprietary or confidential information of third parties in providing the Services.

1.7          Nothing in this Agreement shall be construed as preventing HMO or the Consultant from providing other consulting, advisory and other services to other persons or entities, provided that the Consultant undertakes that during the term of this Agreement she shall not advise, or assist, or perform any services or work for, any third party who is a competitor of the Company unless she first receives the Company's written consent for such on a case by case basis. For the avoidance of doubt, nothing in this Section 1.7 shall restrict the Consultant from performing any research activities at HMO.

1.8          In case of inconsistency between the terms of this Agreement and the License Agreement, the terms of the License Agreement, and any right, including proprietary rights derived therefrom, shall prevail.

1.9          The Company will reimburse the Consultant for duly documented reasonable out-of pocket expenses incurred by her in the performance of the Services, including travel time (for on-site or any meetings/visits) and travel expenses, as provided in Schedule A hereto.

2          TERM AND TERMINATION

2.1          This Agreement shall become effective from the Effective Date and shall remain in force and effect for a period of three (3) years from the Effective Date (the “Initial Term”), and shall be automatically extended for additional twelve (12) month periods thereafter, unless earlier terminated by the Parties as set forth herein (the Initial Term, together with all such additional periods. shall be referred to herein as the “Term”).

2.2          Hadasit may terminate this Agreement:

(a)          immediately, upon the filing by any person of a petition for the winding-up or liquidation of the Company or the appointment of a receiver over a majority of the assets of the Company, and such petition is not dismissed within twenty-one (21) days;

(b)          immediately, in the event of any breach by the Company of any material term of this Agreement, the  License Agreement or any Research Agreement and such breach is not cured (if curable) within twenty-one (21) days of delivery to the Company of written notice of such material breach; or

(c)	immediately, upon the termination of the License Agreement.

2.3          The Company may terminate this Agreement:

(a)
immediately, upon the filing by any person of a petition for the winding-up or liquidation of Hadasit or the appointment of a receiver over a majority of the assets of Hadasit, and such petition is not dismissed within twenty-one (21) days; or

(b)
immediately, in the event of any breach by either Hadasit or the Consultant of any material term of this Agreement, and such breach is not cured (if curable) within twenty-one (21) days of delivery to Hadasit of written notice of such material breach.; or

(c)
with prior written notice of sixty (60) days, for any reason; provided, however that if Consultant is terminated pursuant to this Section 2.3(c), Consultant shall be nominated to the Company’s scientific advisory board.

2.4          Prof. Wolf may terminate the Agreement with the prior written notice of sixty (60) days, for any reason.

2.5          Termination of this Agreement by any Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of the termination.  The rights and obligations under Sections 2, 5, 6, 7, 8, 10 and 12 will survive any termination or expiration of this Agreement.

3          CONSIDERATION FOR THE SERVICES

In consideration for the performance of the Services contemplated hereunder, and in consideration for the assignment to the Company of all right, title and interest in and to the Consulting Services Results (as set out in Section 6 below), the Company will provide Hadasit with such compensation as is set forth on Schedule A hereto ("Compensation").

4          REPORTING

The Consultant will provide the Company with such periodical reports as are customary or mutually agreed upon between the Consultant and the Company.

5          CONFIDENTIAL INFORMATION

The provision of Section 13 (“Confidentiality”) of the License Agreement are hereby incorporated into this Agreement by reference and will apply to all Parties, mutatis mutandis, provided that everything generated by the Consultant during provision of  the Services shall be deemed Confidential Information of the Company.

6          INTELLECTUAL PROPERTY

6.1          Each Party hereto retains all right, title and interest in any patent, patent application, trade secret, know-how and other intellectual property that was owned by such Party prior to the Effective Date, and no license grant or assignment, express or implied, by estoppel or otherwise, is intended by, or shall be inferred from this Agreement, except as specifically set forth herein.

6.2          Without derogating from the provisions of Section 3 of the License Agreement in any way, any and all deliverables, data, results and materials, and all related inventions, improvements, discoveries and technology, as well as all intellectual property rights in any of the foregoing, which were generated at the Company or at premises of Company contractors or collaborators (other than at HMO) in the course of the Services (the “Consulting Services Results”) shall be owned by the Company.

6.3          The Consultant and Hadasit hereby each assign all right, title and interest in and to the Consulting Services Results to the Company, and undertake to cooperate with the Company and to execute all documents, at Company's first request, if and to the extent needed to give full effect to the Company's ownership, on a world-wide basis, of the Consulting Services Results. Hadasit and the Consultant each acknowledges and warrants that: (a) the Compensation rendered to the Consultant and Hadasit under this Agreement includes full compensation for all right, title and interest in and to the Consulting Services being assigned to, and held by, the Company; and (b) should the Consultant claim any right to any compensation in addition to the Compensation set out in Schedule A of this Agreement, Hadasit shall be solely liable to the Consultant in such regard.

7          INDEMNIFICATION, LIMITED LIABILITIES

7.1          The provisions of Sections 11.1 and 11.2 of the License Agreement are hereby incorporated by reference on a mutatis mutandis basis applying to all Parties to this Agreement, subject to the Consultant being liable to the Company for any breach by the Consultant of Section 1.6, Section 5 and/or Section 6 above.

7.2          Nothing contained in this Agreement shall be construed as a warranty by Hadasit and/or by the Consultant that the results of the Services will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned, Hadasit and the Consultant disclaim all warranties, either express or implied, with respect to the Services, including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the use of the results of the Services remains solely with the Company.

7.3          Without derogating from the above, except for damages arising from gross negligence or a willful breach or misconduct of Hadasit and/or the Consultant or a breach of any of their confidentiality obligations, if Hadasit or a Consultant are found liable (whether under contract, tort (including negligence) or otherwise), the cumulative liability thereof for all claims whatsoever related to the Services or otherwise arising out of this Agreement, shall not exceed the total consideration actually paid to Hadasit and/or the Consultant by the Company pursuant to this Agreement.

7.4          Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to any other Party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such Party is advised of the possibility of such damages.

8          INDEPENDENT CONTRACTORS

Each Party is an independent contractor. Hadasit shall be solely responsible for the payment of the salaries, social rights and any other rights that the Consultant may be entitled to under any applicable law, including any deductions and allocations. Nothing contained herein shall be construed as forming employee-employer relations between the Company and Hadasit’s and HMO’s employees, agents or contractors (including the Consultant).

9          ASSIGNMENTS

This Agreement, and the rights and obligations hereunder, may not be assigned by any Party without the express written consent of the other Parties, which shall not be unreasonably withheld.

10          APPLICABLE LAW

Without derogating from the provision of Section 9 above, this Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts in Jerusalem, Israel shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

11          ENTIRE AGREEMENT

This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any schedule hereto, the terms of this Agreement shall govern.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement may be amended only by a written document signed by the Parties.

12          NOTICES

All notices or other communications required or permitted to be made or given hereunder shall be deemed so made or given when hand-delivered or sent by confirmed facsimile, or the day after delivery to a recognized overnight courier service guaranteeing next-day delivery, charges prepaid, and properly addressed to such other party in accordance with the addresses as set forth in the preamble above or at such other address as may be specified by each Party by written notice similarly sent or delivered.

13          COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

Hadasit Medical Research Services and Development Ltd.		Artemis Therapeutics Inc.
Name:	Dr. Tamar Raz	Name:	Israel Alfassi
Title:	CEO	Title:	Chief Executive Officer
Signature:	/s/ Dr. Tamar Raz	Signature:	/s/ Israel Alfassi

Professor Dana Wolf

Signature:	/s/ Dana Wolf

Schedule A

Consideration

A.          Service Fee: In consideration for the Services, the Company shall pay Hadasit the following Service Fees:

In respect to Prof. Wolf's Services: a monthly Service Fee of the NIS equivalent of two thousand U.S. dollars (U.S. $2,000) plus value added tax ("Monthly Service Fee").It is understood and agreed that even if Prof. Wolf provides less than 15 hours of services in any given month, she shall still be paid the Monthly Service Fee.

Each additional hour of Prof. Wolf’s services in excess of 15 hours per month shall be charged at the rate of three hundred US Dollars (US Dollars 300) + VAT.

Days abroad at the Company’s request will be charged at the rate of one thousand five hundred U.S. dollars (U.S. $ 1,500) + VAT.

The Service Fees set forth above shall be paid monthly in arrears, upon submission of a tax invoice to the Company, within thirty (30) days of the date of invoice.

In the event that Company defaults on any payment of the Service Fees when due, then following a grace period of 7 days, such payment shall bear interest equal to the interest charged by Bank Leumi Le Israel B.M. for a loan of the said amount in US$ plus an annual compounded interest of three percent (3%) quarterly from the date such payment was due until the date of its actual payment.

Method of Payment: Either via check, made out to “Hadasit Medical Research Services and Development Ltd.”, or via a bank transfer to the following account:

Account name: Hadasit Medical Research Services & Development Ltd.
Account No.: 561600/82
Bank:  Leumi   Le’Israel
Main Branch Jerusalem No. 968
Branch Address: 1 Kiryat Mada, Har Hotzvim, Jerusalem 9777601
Interbank Swift Code (TID): LUMIILITXXX
IBAN: IL670109680000056160082

B.          Options: Subject to the provisions of the Stock Option Agreement ("ESOP") of the  Company that the Board of Directors of the Company shall approve (including, without limitation, the standard requirement to execute and deliver a proxy), and in addition to the above Service Fee, the Company shall grant Consultant and Hadasit (each in the amount as stated below) options, entitling Hadasit and the Consultant to buy 300 shares of Common Stock of the Company (“Shares”), constituting in the aggregate three percent (3%) of the Company’s issued and outstanding share capital on a Fully Diluted Basis (as defined below), immediately following the Effective Date, at an exercise price of US$0.01 per Share   (the “Options”).  Any and all taxes applying to the grant and exercise of such Options shall be borne solely by Hadasit and Consultant (as applicable).

The Options shall be divided among Hadasit and Consultant as follows:  to Consultant: 250 Options (such number constituting 83.3% of the Options), and to Hadasit: the remaining 50 Options (such number constituting 16.7% of the Options).

The Options shall vest as follows:
On the Effective Date: 1/3 of the Options granted to each of the Consultant and Hadasit will be fully vested and exercisable;
On the first anniversary of the Effective Date: an additional 1/3 of the Options granted to each of the Consultant and Hadasit; and
On the second anniversary of the Effective Date: the remaining 1/3 of the Options granted to each of the Consultant and Hadasit will be fully vested and exercisable.

Notwithstanding the foregoing and anything else herein to the contrary, upon termination of this Agreement by the Company pursuant to Section 2.3(c) or upon termination of this Agreement by Hadasit pursuant to Section 2.2(b) or 2.2(c) any and all unvested Option(s) shall accelerate and become fully vested and exercisable.

The Options, once vested, may be exercised at any time, by written notice to the Company.

The term “Fully Diluted Basis” as used herein means the number of Ordinary Shares issued and outstanding at the date of formation of the Company, after giving effect to the conversion and exercise of all outstanding vested and granted convertible securities, options and warrants.

C.          Expenses: The Consultant will be reimbursed for out of pocket expenditures related to the performance of the Services, subject to prior written approval of the Company. The Company will cover all reasonable costs of travel, local transportation, stay (including meals) and hotel accommodation for each visit overseas of the Consultant as part of the provision of the Services provided such expenses were agreed in advance. The travel related arrangements (such as decent hotel - at least 4 stars hotel, bookings and flights) shall be arranged and paid by the Company and be subject to the overhead procedures of HMO management (10%).